Exhibit (10)(ee)

J. ALEXANDER’S CORPORATION (THE “COMPANY”)

SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

I. DIRECTOR COMPENSATION. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

RETAINERS	2011

Board retainer	$15,000

In addition, non-employee directors are paid a fee of $1,500 for each attended meeting of the Board or any Committee of which he or she is a member. Each director who is not also an employee of the Company is eligible for grants of non-qualified stock options under the Amended and Restated 2004 Equity Incentive Plan. Generally, directors who are not employees of the Company have been awarded options to purchase 10,000 shares of Common Stock upon joining the Board and options to purchase 1,000 shares of Common Stock for each succeeding year of service, with the exercise price equal to the fair market value of the Common Stock on the date of grant. Pursuant to the terms of the Amended and Restated 2004 Equity Incentive Plan, no non-employee director is eligible for a grant of incentive stock options under the Plan.

II. EXECUTIVE OFFICER COMPENSATION. The following table sets forth the fiscal 2011 annual base salaries and the fiscal 2010 discretionary bonuses provided to the Company’s Chief Executive Officer, Chief Financial Officer and other highly compensated executive officers (the “Named Officers”).

EXECUTIVE OFFICER	2011 SALARY	FISCAL 2010 DISCRETIONARY BONUS AMOUNT

Lonnie J. Stout II	$400,835	$—
R. Gregory Lewis	$209,000	$36,000
J. Michael Moore	$165,000	$24,000
Mark A. Parkey	$165,000	$24,000

The following table sets forth the fiscal 2011 cash bonus targets as a percentage of 2011 base salary set for the Company’s Named Officers under the Company’s Cash Incentive Performance Program, adopted in connection with the Amended and Restated 2004 Equity Incentive Plan.

EXECUTIVE OFFICER	THRESHOLD	TARGET	MAXIMUM

Lonnie J. Stout II	17.5%	35%	70%
R. Gregory Lewis	15%	30%	60%
J. Michael Moore	12.5%	25%	50%
Mark A. Parkey	12.5%	25%	50%

The bonuses will generally be determined based upon the Company’s achieving designated levels of earnings before net interest expense, income taxes, depreciation, amortization, pre-opening expense, certain impairment charges, if applicable, any stock option expense and any change in deferred compensation accruals that result from interest rate changes, or “adjusted EBITDA.”

The Named Officers are eligible to receive incentive awards pursuant to the Company’s equity incentive plan.

III. ADDITIONAL INFORMATION. The foregoing information is summary in nature. Additional information regarding director and Named Officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2011 annual meeting of shareholders.